Lake Shore Bancorp, Inc. Announces

2024 First Quarter Financial Results

DUNKIRK, N.Y. — April 22, 2024 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.0 million, or $0.17 per diluted share, for the 2024 first quarter compared to net income of $1.7 million, or $0.29 per diluted share, for the 2023 first quarter. Net income decreased $670,000, or 39.8%, when compared to the 2023 first quarter and was negatively impacted by a decrease in net interest income and the period-over-period change in the provision for credit losses. These changes were partially offset by a decrease in non-interest expense and an increase in non-interest income primarily as a result of a bank-owned life insurance restructure which took place during the fourth quarter of 2023.

“I am pleased with our first quarter 2024 earnings as we continue to transition from regulatory matters to more customer driven performance,” stated Kim Liddell, President, CEO, and Director. "As a sign of this transition, our members approved the dividend waiver for Lake Shore, MHC, creating the potential to resume paying a dividend of up to $0.72 per share over the next year."

2024 First Quarter Financial Highlights:

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Total deposits increased by $3.8 million, or 0.6% since December 31, 2023. At March 31, 2024 and December 31, 2023, the Company’s percentage of uninsured deposits to total deposits was 12.6% and 12.8%, respectively;
•
Reduced reliance on wholesale funding with the repayment of $11.0 million of brokered CDs and $10.0 million of Federal Home Loan Bank of New York ("FHLBNY") borrowings during the 2024 first quarter;
•
On April 2, 2024, members of Lake Shore, MHC (the "MHC") approved the waiver of potential dividends by the MHC for up to $0.72 per share for dividends to be potentially declared by the Company during the twelve months ending April 2, 2025, subject to the non-objection by the Federal Reserve Bank of Philadelphia;
•
Book value per share increased 0.3% to $15.22 per share at March 31, 2024 as compared to $15.17 per share at December 31, 2023; and
•
The Bank's capital position remains "well capitalized" with a Tier 1 Leverage ratio of 13.05% and a Total Risk-Based capital ratio of 18.13% at March 31, 2024.

Net Interest Income

Net interest income for the 2024 first quarter decreased $1.2 million, or 18.4%, to $5.1 million as compared to $6.3 million for the 2023 first quarter. Net interest margin and interest rate spread were 3.10% and 2.55%, respectively, for the 2024 first quarter as compared to 3.76% and 3.48%, respectively, for the 2023 first quarter.

Interest income for the 2024 first quarter was $8.6 million, an increase of $658,000, or 8.3%, compared to $8.0 million for the 2023 first quarter. The increase was primarily due to a 45 basis point increase in the average yield on interest-earning assets due to an increase in market interest rates, partially offset by a decrease in the average balance of interest-earning assets of $7.5 million, or 1.1%.

Interest expense for the 2024 first quarter was $3.5 million, an increase of $1.8 million, or 109.4%, from $1.7 million for the 2023 first quarter. The increase in interest expense was primarily due to a 138 basis point increase in average interest rate paid on interest-bearing liabilities. During the first quarter of 2024, there was a $1.3 million increase in interest expense on time deposit accounts when compared to the first quarter of 2023 due to a 192 basis point increase in the average interest rate paid on time deposits along with an increase in average time deposit balances of $39.5 million, or 21.6%. The increase in the average interest rate paid on deposit accounts was primarily due to the increase in market interest rates and deposit competition. Average interest-bearing deposit balances were $494.4 million during the first quarter of 2024, a 2.4% increase primarily resulting from an increase in time deposits since March 31, 2023. During the 2024 first quarter, interest expense on borrowed funds and other interest-bearing liabilities decreased by $115,000, or 33.1%, compared to the 2023 first quarter, primarily due to a $12.2 million decrease in average borrowed funds and other interest-bearing liabilities outstanding as we reduced our FHLBNY borrowings.

Non-Interest Income

Non-interest income was $707,000 for the 2024 first quarter, an increase of $153,000, or 27.6%, as compared to the 2023 first quarter. The increase was primarily due to a $110,000 increase in earnings on bank-owned life insurance in connection with the restructuring of bank-owned life insurance during the fourth quarter of 2023 and a favorable variance of $49,000 related to interest rate swaps during the first quarter of 2024 as the result of unwinding the swaps during 2023.

Non-Interest Expense

Non-interest expense was $5.0 million for the 2024 first quarter, a decrease of $522,000, or 9.5%, as compared to $5.5 million for the 2023 first quarter. The decrease relates primarily to a decline in professional services expense of $523,000, or 61.5%. Additionally, advertising costs decreased by $127,000, or 71.3%, due to a decrease in marketing spending, and occupancy and equipment expenses decreased by $94,000, or $11.8% as the result of efforts to optimize operating expenses. These decreases were partially offset by an increase in FDIC insurance expense of $184,000, or 193.7%, when compared to the prior year period due to an increase in premium assessments related to regulatory matters and an increase in data processing costs of $75,000, or 19.8%, primarily due to an increase in costs related to core system maintenance and enhancements to existing IT security protocols.

Credit Quality

The Company's allowance for credit losses on loans was $6.2 million at March 31, 2024 as compared to $6.5 million at December 31, 2023. The Company's allowance for credit losses on unfunded commitments was $356,000 at March 31, 2024 as compared to $485,000 at December 31, 2023.

Non-performing assets as a percentage of total assets increased to 0.55% at March 31, 2024 as compared to 0.47% at December 31, 2023. The Company’s allowance for credit losses on loans as a percent of net loans was 1.12% at March 31, 2024 and 1.16% at December 31, 2023. The decline in the allowance for credit losses to net loans was primarily due to a decrease in the quantitative loss factors derived from historical loss rates calculated in the vintage model.

Balance Sheet Summary

Total assets at March 31, 2024 were $717.6 million, a $7.5 million decrease, or 1.0%, as compared to $725.1 million at December 31, 2023. Cash and cash equivalents increased by $1.2 million, or 2.3%, from $53.7 million at December 31, 2023 to $55.0 million at March 31, 2024. The increase was primarily due to an increase in total deposits, a decrease in securities available-for-sale, and the cash proceeds received from the restructure of bank-owned life insurance, partially offset by a decrease in total borrowings. Securities available for sale were $58.7 million at March 31, 2024 as compared to $60.4 million at December 31, 2023. Loans receivable, net at March 31, 2024 and December 31, 2023 were $555.5 million and $555.8 million, respectively. Total deposits at March 31, 2024 were $594.7 million, an increase of $3.8 million, or 0.6%, compared to $590.9 million at December 31, 2023. Total borrowings decreased to $25.3 million at March 31, 2024, a decrease of $10.0 million, or 28.4% as compared to $35.3 million as of December 31, 2023.

Stockholders’ equity at March 31, 2024 was $86.5 million, a $273,000 increase, or 0.3%, as compared to $86.3 million at December 31, 2023. The increase in stockholders’ equity was primarily attributed to $1.0 million in net income earned during the first quarter of 2024, partially offset by a $798,000 unrealized mark-to-market loss on the available-for-sale securities portfolio recognized as an other comprehensive loss during the period.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, compliance with the Bank’s Consent Order and an Individual Minimum Capital Requirement

both issued by the Office of the Comptroller of the Currency, compliance with the Written Agreement with the Federal Reserve Bank of Philadelphia, data loss or other security breaches, including a breach of our operational or security systems, policies or procedures, including cyber-attacks on us or on our third party vendors or service providers, economic conditions, the effect of changes in monetary and fiscal policy, inflation, unanticipated changes in our liquidity position, climate change, geopolitical conflicts, public health issues, increased unemployment, deterioration in the credit quality of the loan portfolio and/or the value of the collateral securing repayment of loans, reduction in the value of investment securities, the cost and ability to attract and retain key employees, regulatory or legal developments, tax policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. These factors should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements, as our financial performance could differ materially due to various risks or uncertainties. We do not undertake to publicly update or revise our forward-looking statements if future changes make it clear that any projected results expressed or implied therein will not be realized.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Taylor M. Gilden

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1065

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2024	2023
	(Unaudited)
	(Dollars in thousands)

Total assets	$717,582	$725,118
Cash and cash equivalents	54,953	53,730
Securities available for sale	58,682	60,442
Loans receivable, net	555,455	555,828
Deposits	594,704	590,924
Long-term debt	25,250	35,250
Stockholders’ equity	86,510	86,273

Condensed Statements of Income
	Three Months Ended
	March 31,
	2024	2023
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$8,609	$7,951
Interest expense	3,476	1,660
Net interest income	5,133	6,291
(Credit) provision for credit losses	(352)	(625)
Net interest income after (credit) provision for credit losses	5,485	6,916
Total non-interest income	707	554
Total non-interest expense	4,995	5,517
Income before income taxes	1,197	1,953
Income tax expense	183	269
Net income	$1,014	$1,684
Basic and diluted earnings per share	$0.17	$0.29

Lake Shore Bancorp, Inc.

Selected Financial Information

	Three Months Ended
	March 31,
	2024	2023
	(Unaudited)
Selected Financial Ratios:
Return on average assets	0.57%	0.94%
Return on average equity	4.69%	8.16%
Average interest-earning assets to average interest-bearing liabilities	126.33%	127.65%
Interest rate spread	2.55%	3.48%
Net interest margin	3.10%	3.76%

	March 31,	December 31,
	2024	2023
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percentage of net loans	0.71%	0.60%
Non-performing assets as a percentage of total assets	0.55%	0.47%
Allowance for credit losses as a percentage of net loans	1.12%	1.16%
Allowance for credit losses as a percentage of non-performing loans	159.19%	193.09%

	March 31,	December 31,
	2024	2023
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,684,784	5,686,288
Treasury stock, number of shares held	1,151,730	1,150,226
Book value per share	$15.22	$15.17